JONES NAUGHTON ENTERTAINMENT, INC.
                                   CONSULTING AGREEMENT

This Consulting Agreement (this "Agreement"), made and entered into as of this 1st day of May, 1999 by and between Jones
Naughton Entertainment, Inc., a Colorado corporation ("JNE" or the "Company") and Michael Abelson ("Abelson" or the "Consultant").

                                        RECITALS

WHEREAS, JNE wishes to engage the consulting services of Consultant; and

WHEREAS, Consultant wishes to provide JNE with consulting services.

NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties hereto hereby agree as follows:

1.   CONSULTING SERVICES

JNE hereby authorizes, appoints and engages the Consultant to perform the following services in accordance with the terms and conditions set forth in this Agreement:

The Consultant will assist in the creation and development of the Company's real estate website for its GoOn-line.com operating division. Consultant will report directly to Joe Naughton, President of the JNE. In addition, Consultant will work with Mr. Naughton and the Company's Board of Directors to write a profile of the Company and each of its operating divisions which can be used as the basis for the Company's overall business plan.

2.  TERM OF AGREEMENT

This Agreement shall be in full force and effect as of the date hereof and for a period of one (1) year herefrom. JNE shall have the right to terminate this Agreement in the event of the death or assignment for the benefit of creditors of the Consultant, or on thirty (30) days notice to Consultant, with or without cause. Consultant shall have the right to terminate this Agreement if JNE fails to comply with the terms of this Agreement, including without limitation its responsibilities for compensation as set forth in this Agreement, or on thirty (30) days notice to JNE, with or without cause.

3.  COMPENSATION TO CONSULTANT

a. Consultant shall receive cash consideration in the amount of Five Thousand Dollars ($5,000) per month (the "Compensation"), payable monthly beginning on the last day of the month following the date of this Agreement.

b. In addition to the Compensation stated above, commencing with the effective date of this Agreement, Consultant shall receive a quarterly bonus (the "Bonus") equal to

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fifteen percent (15%) of the gross revenues earned by the Company through its real estate web site developed by Consultant for the Company's GoOn-line.com division. The Bonus shall be paid within 30 days of the end quarters ending on March 31, June 30, September 31, and December 31. Consultant may be entitled to additional bonuses or compensation as agreed by the Company and Consultant. In the event of the termination of this Agreement, Consultant shall be entitled to receive the Bonus for revenues earned by the Company, as described herein, for a period of five (5) years from the date of termination.
In the event that the Company is acquired or merged with another entity, the Company hereby agrees that it will ensure that the terms of this Paragraph 3(c) will be assumed by the acquiring or surviving entity, unless waived in writing by Consultant.

c. In addition to the Compensation and Bonus stated above, commencing with the effective date of this Agreement, Consultant shall receive options (the "Options") to acquire shares of Company common stock as follows:

(1) For every Five Hundred Thousand Dollars ($500,000) in gross revenues attributable to the real estate web site developed by Consultant for the Company's GoOn-line.com division, up to a maximum of Ten Million Dollars ($10,000,000), Consultant shall receive options to acquire 25,000 shares of restricted (as that term is defined under Rule 144 of the Securities Act of 1933) Company common stock at an exercise price which is sixty percent (60%) of the bid price on the last day of the month in which the revenue milestone was reached. The Options shall be exercisable immediately and for a period of three (3) years from the date earned.

d. The Company shall reimburse Consultant for all reasonable business related expenses incurred by Consultant in the course of
his normal duties on behalf of the Company.   In reimbursing
Consultant for expenses, the ordinary and usual business guidelines and documentation requirements shall be adhered to by the Company and Consultant. Any expenses which, individually or in the aggregate, exceed Five Hundred Dollars ($500.00) must be consented to by the Company in writing prior to being incurred by Consultant.

4.  REPRESENTATIONS AND WARRANTIES OF CONSULTANT

Consultant represents and warrants to and agrees with JNE that:

a. This Agreement has been duly authorized, executed and delivered by Consultant. This Agreement constitutes the valid, legal and binding obligation of Consultant, enforceable in accordance with its terms, except as rights to indemnity hereunder may be limited by applicable federal or state securities laws, and except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditor's rights generally.

b. The consummation of the transactions contemplated hereby will not result in any breach of the terms or conditions of, or constitute a default under, any agreement or other instrument to which Consultant is a party, or violate any order, applicable to Consultant, of any court or federal or state regulatory body or administrative agency having jurisdiction over Consultant or over any of its property, and will not conflict with or violate the terms of Consultants's current employment.

c. The parties hereto acknowledge and agree that JNE shall have the right to refuse any course of action proposed by Consultant and to refuse any customer or sale identified by Consultant or any other source.

5.  REPRESENTATIONS AND WARRANTIES OF JNE

JNE hereby represents, warrants, covenants to and agrees with Consultant that:

a. This Agreement has been duly authorized, and executed by JNE. This Agreement constitutes the valid, legal and binding obligation of JNE, enforceable in accordance with its terms, except as rights to indemnity hereunder may be limited by applicable federal or state securities laws, except in each case as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditor's rights generally.

b. There is not now pending or, to the knowledge of JNE, threatened, any action, suit or proceeding to which JNE is a party before or by any court or governmental agency or body which might result in a material adverse change in the financial condition of JNE. The performance of this Agreement and the consummation of the transactions contemplated hereby will not result in a breach of the terms or conditions of, or constitute a default under, any statute, indenture, mortgage or other material Agreement or instrument to which JNE is a party, or violate any order, applicable to JNE, or governmental agency having jurisdiction over JNE or over any of its property.

6.  INDEPENDENT CONTRACTOR

Both JNE and the Consultant agree that the Consultant will act as an independent contractor in the performance of his duties under this Agreement. Nothing contained in this Agreement shall be construed to imply that Consultant, or any employee, agent or other authorized representative of Consultant, is a partner, joint venturer, agent, officer or employee of JNE. Neither party hereto shall have any authority to bind the other in any respect vis a vis any third party, it being intended that each shall remain an independent contractor and responsible only for its own actions.

7.  NOTICES

Any notice, request, demand, or other communication given pursuant to the terms of this Agreement shall be deemed given upon delivery, if hand delivered or sent via facsimile, or Forty-Eight
(48) hours after deposit in the United States mail, postage prepaid, and sent certified or registered mail, return receipt requested, correctly addressed to the addresses of the parties indicated below or at such other address as such party shall in writing have advised the other party.

If to JNE:

Jones Naughton Entertainment, Inc.
5681 Beach Boulevard, Suite 101
Buena Park, CA 90621
Attn: Joseph Naughton, Chief Executive Officer
Facsimile No.: (714) 994-3242

With a copy to:

The Law Offices of M. Richard Cutler
610 Newport Center Drive, Suite 800
Newport Beach, CA 92660
Attn: M. Richard Cutler, Esq.
Facsimile No.: (949) 719-1988

If to Consultant:

Michael Abelson
Abelson & Company
P.O. Box 340
College Station, Texas 77841
Facsimile (409) 696-2272

8.  ASSIGNMENT

This contract shall inure to the benefit of the parties hereto, their heirs, administrators and successors in interest.
This Agreement shall not be assignable by either party hereto without the prior written consent of the other.

9.  CHOICE OF LAW AND VENUE

This Agreement and the rights of the parties hereunder shall be governed by and construed in accordance with the laws of the State of California including all matters of construction, validity, performance, and enforcement and without giving effect to the principles of conflict of laws. Any action brought by any party hereto shall be brought within the State of California, County of Orange.

10.  NONDISCLOSURE

Each party hereto agrees to keep the terms of this Agreement and the transactions contemplated hereby as confidential and shall not disclose such information to any third party, other than professional advisors utilized to negotiate and consummate the transactions contemplated hereby. The parties hereto agree that in the event there is a breach of the foregoing confidentiality provision, the damage to the parties hereto would be difficult to estimate and as a result, in the event of such a breach, the non-breaching party, in addition to any and all other remedies allowed by law, would be entitled to injunctive relief enjoining the actions of the breaching party.

11.  ENTIRE AGREEMENT

Except as provided herein, this Agreement, including exhibits, contains the entire agreement of the parties, and supersedes all existing negotiations, representations, or agreements and all other oral, written, or other communications between them concerning the subject matter of this Agreement. There are no representations, agreements, arrangements, or understandings, oral or written, between and among the parties hereto relating to the subject matter of this Agreement that are not fully expressed herein.

12.  SEVERABILITY

If any provision of this Agreement is unenforceable, invalid, or violates applicable law, such provision, or unenforceable portion of such provision, shall be deemed stricken and shall not affect the enforceability of any other provisions of this Agreement.

13.  CAPTIONS

The captions in this Agreement are inserted only as a matter of convenience and for reference and shall not be deemed to define, limit, enlarge, or describe the scope of this Agreement or the relationship of the parties, and shall not affect this Agreement or the construction of any provisions herein.

14.  COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.

15.  MODIFICATION

No change, modification, addition, or amendment to this Agreement shall be valid unless in writing and signed by all parties hereto.

16.  ATTORNEYS FEES

Except as otherwise provided herein, if a dispute should arise between the parties including, but not limited to arbitration, the prevailing party shall be reimbursed by the non-prevailing party for all reasonable expenses incurred in resolving such dispute, including reasonable attorneys' fees.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the Effective Date.


"JNE"                                               "CONSULTANT"

Jones Naughton Entertainment, Inc.                  Michael Abelson
a Colorado corporation

/s/ Joe Naughton                                    /s/ Michael Abelson
By:    Joe Naughton
Its:   President